Exhibit 10.5

NOTE: Certain identified information has been excluded from this exhibit and replaced with “[***]” because it is both (i) not material and (ii) the type of information the Company treats as private or confidential.

GRANT AGREEMENT

UTIME Ltd.

THIS GRANT AGREEMENT (“Grant Agreement”) is entered into as of the 17th day of September, 2026.

BETWEEN:

Utime Ltd., a company incorporated pursuant to the laws of the Cayman Islands

(the “Company”)

AND:

Keru Jiang

(the “Participant”).

WHEREAS:

A. The Company and the Participant previously entered into a Business Development Agreement dated April 1, 2026 (the “Business Development Agreement”), a copy of which is attached hereto as Exhibit A; and

B. The Company and the Participant later entered into a supplemental agreement to the Business Development Agreement (the “Supplemental Agreement”), a copy of which is attached hereto as Exhibit B; and

B. Pursuant to the Supplemental Agreement, the Participant agreed provide its services to the Company in exchange for compensation in the form of 400,000 shares of the Company’s Class A ordinary shares, $0.00000001 par value per share (the “Ordinary Shares”); and

C. The Company now seeks to grant to the Participant 400,000 Ordinary Shares, which shall be issuable under the Company’s 2026 Equity Incentive Plan, in fulfillment of its obligation under the Supplemental Agreement.

NOW THEREFORE, the Company agrees to issue to the Participant, upon the terms and conditions set forth herein and in the Supplemental Agreement, 400,000 Ordinary Shares issuable under the Company’s 2026 Equity Incentive Plan.

Share Issuance. Upon execution of this Grant Agreement, the Company shall provide the Company’s transfer agent with instructions to issue the Ordinary Shares to the Participant within ten (10) business days.

Investment Intent. By accepting the Ordinary Shares, the Participant represents and agrees that none of the shares issued pursuant to the 2026 Plan will be distributed in violation of applicable federal and state laws and regulations. In addition, the Company may require, as a condition of issuing the Ordinary Shares, that the Participant execute an undertaking, in such a form as the Company shall reasonably specify, that the Ordinary Shares are being obtained only for investment and without any then-present intention to sell or distribute such shares.

Changes in Stock. In the event of a share dividend, share split or other change in the Ordinary Shares, the shares issued to the Participant pursuant to this Agreement shall be adjusted to reflect said event.

Resale Restrictions May Apply. Unless registered pursuant to an effective registration statement on Form S-8, any resale of the Ordinary Shares received herein will be subject to resale restrictions contained in the securities legislation applicable to the Participant. The Participant acknowledges and agrees that the Participant is solely responsible (and the Company is not in any way responsible) for compliance with applicable resale restrictions.

Subject to the 2026 Plan. The issuance of the Ordinary Shares is subject to the provisions of the 2026 Plan, as the same may from time to time be amended, and any inconsistencies between this Agreement and the 2026 Plan, as the same may be from time to time amended, shall be governed by the provisions of the 2026 Plan, a copy of which is available for inspection at the principal offices of the Company.

Professional Advice. The acceptance of the Ordinary Shares and the sale of any Ordinary Shares may have consequences under federal and state tax and securities laws which may vary depending upon the individual circumstances of the Participant. Accordingly, the Participant acknowledges that he or she has been advised to consult his or her personal legal and tax advisor in connection with this Grant Agreement and his or her dealings with respect to the Ordinary Shares. 2026 Plan Controls. Whether or not any Ordinary Shares, or other form of equity incentive shares, are to be granted under the 2026 Plan shall be exclusively within the discretion of the Administrator of the 2026 Plan, and nothing contained in the 2026 Plan shall be construed as giving any person any right to participate under the 2026 Plan. The grant of Ordinary Shares shall in no way constitute any form of agreement or understanding binding on the Company or any Affiliate with a Participant, for any length of time, nor shall it interfere in any way with the Company’s or, where applicable, an Affiliate’s right to terminate the Participant’s relationship with the Company at any time, which right is hereby reserved.

Notices. Any notice required or permitted to be made or given hereunder shall be mailed or delivered personally to the addresses set forth below, or as changed from time to time by written notice to the other:

The Company:	Utime Ltd.
7th Floor, Building 5A
Shenzen Software Industry Base
Nanshan District, Shenzen, 518061
People’s Republic of China
Attention: Chief Executive Officer

With a copy to:	Dorsey & Whitney LLP
1301 Avenue of the Americas, Floor 13
New York, NY 10019
Attention: Megan J. Penick Esq.

The Participant:	Keru Jiang
[***]

IN WITNESS WHEREOF, the parties have executed this Grant Agreement as of the date first set forth above.

Utime Ltd.,

By:
Hengcong Qiu
Chief Executive Officer

Keru Jiang

EXHIBIT A

[Business Development Agreement]

EXHIBIT B

[Supplemental Agreement]